FTNC Reports Record First Quarter Earnings for 2003

    Business Editors
    NOTE TO MEDIA:  Multimedia assets available
    A spreadsheet is available at URL:
    http://www.businesswire.com/photowire/pw.041403/bb3.xls

    MEMPHIS, Tenn.--(BUSINESS WIRE)--April 14, 2003--First Tennessee National Corporation (FTNC) announced today that it reported record first quarter earnings of $119.0 million, or $.91 diluted earnings per share, compared with last year's earnings of $87.1 million, or $.67 diluted earnings per share. This represents 37 percent growth from first quarter 2002 earnings.
    Return on average shareholders' equity and return on average assets for first quarter 2003 were 27.7 percent and 2.07 percent, respectively, and were 23.6 percent and 1.77 percent for first quarter 2002, respectively. Total assets were $24.8 billion, shareholders' equity was $1.8 billion and market capitalization was $5.0 billion on March 31, 2003, compared to $19.6 billion, $1.5 billion and $4.4 billion, respectively, on March 31, 2002.
    FTNC has earned a spot on the list of 100 Best Corporate Citizens released by Business Ethics magazine. The ranking is based on quantitative measures of corporate service to seven stakeholder groups: stockholders, employees, customers, the community, the environment, overseas stakeholders, and women and minorities. According to Business Ethics, "The cutting-edge practices of these firms offer model business strategies in good corporate citizenship."
    "The results from first quarter 2003 continue the momentum from last year's record earnings," said Ken Glass, President and Chief Executive Officer of FTNC. "Once again, First Horizon Home Loans and FTN Financial led the way as expected given the current business environment. These record earnings give us the flexibility to invest in opportunities that will accelerate the expansion of our national delivery strategy and enhance our profitability in the future."
    First Horizon's national businesses achieved one of their best quarters of earnings as First Horizon Home Loans produced $11.5 billion of originations. First Horizon capitalized on the recent refinancing activity through continued expansion of the sales force and streamlined back office operations. Due to the exceptional earnings, this quarter's expenses throughout FTNC include investments in initiatives designed to promote expense efficiencies and enhance revenue growth. Additionally, FTN Financial achieved record earnings by broadening its products and customer base. As expected in the current environment, First Tennessee Banking Group's revenues were impacted by compression in the net interest margin.
    Total revenues increased 40 percent in first quarter 2003 to $711.5 million compared to $509.3 million in first quarter 2002. Noninterest income provides the majority of FTNC's revenue and contributed 73 percent to total revenue in first quarter 2003 compared to 64 percent in first quarter 2002. First quarter 2003 noninterest income increased 59 percent to $518.1 million from $324.9 million in 2002. A more detailed discussion by segment follows.

    Business Segments

    First Horizon

    Pre-tax income for First Horizon increased 189 percent to $119.2 million for first quarter 2003, compared to $41.2 million for first quarter 2002.
    Total revenues were $351.9 million in first quarter 2003, an increase of 93 percent from $182.2 million in 2002. Net interest income increased 40 percent to $73.4 million in 2003 from $52.6 million. Net interest income in First Horizon Equity Lending increased $7.5 million primarily due to an increase of 166 percent in home equity lines of credit which averaged $1.6 billion for first quarter 2003 compared to $.6 billion in 2002. The remaining increase of $13.3 million in net interest income reflects the impact of a larger portfolio of loans held for sale (warehouse) which grew 67 percent to $4.1 billion from $2.5 billion in first quarter 2002. Net interest spread on the warehouse, however, was negatively impacted by lower mortgage rates.
    Noninterest income increased 115 percent to $278.5 million in 2003 compared to $129.6 million in 2002. Noninterest income consists primarily of mortgage banking-related fees from the origination process, fees from mortgage servicing and mortgage servicing rights
(MSR) net hedge gains or losses. Total fee income is net of amortization, impairment and other expenses related to MSR and related hedges.
    Loan origination volumes increased 117 percent in 2003 to $11.5 billion. In addition, loans securitized and sold into the secondary market increased 84 percent to $11.6 billion. Driven by low mortgage interest rates, refinance activity represented 79 percent of total originations during first quarter 2003 compared to 62 percent in first quarter 2002. Home purchase related originations grew 20 percent in 2003, demonstrating First Horizon's success in penetrating the purchase market. Due to the more stable nature of this market, which is not as vulnerable to interest rates, First Horizon's access to the purchase market should help support production levels when mortgage rates rise. Fees from the origination process increased 95 percent to $245.0 million compared to $125.5 million in 2002. This increase reflects growth in origination fees, in revenue recognized on loans sold, in the value recognized on loans in process, and higher net secondary marketing trading gains, which were influenced by the favorable interest rate environment experienced during the year.
    Fees associated with mortgage servicing increased 10 percent to $45.4 million in first quarter 2003. On March 31, 2003, the mortgage-servicing portfolio was $58.2 billion, an increase of 25 percent compared to $46.7 billion on March 31, 2002. The sustained growth of this asset in a period of historically high prepayment levels was made possible, in part, by the recapture of refinances from the existing servicing portfolio.
    MSR amortization was $31.1 million for first quarter 2003 compared with $29.7 million in first quarter 2002. In 2003 there was a MSR impairment loss of $42.5 million compared to a $31.4 million loss in 2002. Net MSR hedging gains (including the effect of time decay) were $38.0 million in 2003 compared to $15.0 million net gains in 2002. The interest rate environment in 2003 impacted increased net hedge gains and increased MSR amortization and impairment losses.
    The provision for loan losses was $11.8 million in 2003 compared to $11.3 million in 2002. The increased provision reflects the impact of a higher level of loans, which was largely offset by improvement in the risk profile of the retail loan portfolio due to the sale of Money Center loans in 2002, certain classified and nonperforming loans being transferred to available for sale and whole-loan insurance being provided for a segment of the retail loan portfolio. Going forward, exclusive of expected loan growth, net charge-offs and the provision for loan losses should decrease due to the improvements in the risk profile of the retail loan portfolio.
    Noninterest expense increased 70 percent in 2003 to $220.9 million compared to $129.7 million in 2002. The growth was primarily the result of an increase of 68 percent in personnel expense resulting from higher salary and commission expense related to the increased mortgage origination volume produced during 2003. In addition, a lease arrangement with a single-purpose entity for First Horizon's main office headquarters was terminated, and as a result, losses of $14.0 million were incurred in first quarter 2003. Termination of the lease arrangement will result in lower costs in future periods.
    Going forward, the existing level of loans in process (pipeline) due to an as yet unabated surge in applications currently indicates a continuation of record origination levels. Excluding the impact of the pipeline, fee income from refinance loan originations will generally depend on mortgage interest rates. An increase in rates should reduce origination fees and profit from the sale of loans, but should also reduce MSR amortization expense and impairment losses, while a decrease in rates should increase this net revenue. Flat to rising interest rates should reduce net secondary marketing trading gains, while falling rates should increase this net revenue. If total origination volume increases and/or the yield curve steepens, net interest income from the warehouse should increase, while if volume decreases and/or the yield curve flattens, this revenue should decrease. Continued success in our national cross-sell strategies should increase revenues from products other than traditional mortgage origination and servicing.

    First Tennessee Banking Group

    Pre-tax income for First Tennessee Banking Group (previously referred to as FTN Banking Group) decreased 45 percent to $35.6 million for first quarter 2003, compared to $64.9 million for the same period in 2002.
    Total revenues for the segment were $177.6 million, a decrease of 7 percent from $191.7 million in first quarter 2002. Net interest income decreased 11 percent to $104.5 million from $118.0 million in 2002. The decline in net interest income was related to compression in the net interest margin from traditional banking activities, primarily due to a change in the mix of the loan portfolio to floating rate products and due to the repricing of term assets in this low interest rate environment.
    Noninterest income remained relatively flat at $74.2 million compared to $73.7 million in 2002. Trust and investment management fees continue to be negatively impacted by contraction of equity market valuations, however, this impact is offset by improvement in insurance and other revenue sources.
    Noninterest expense increased 13 percent in 2003 to $126.1 million from $111.4 million last year. Contributing to this increase were expenses associated with initiatives focused on benefiting future earnings and higher pension and employee related costs, with a minimal increase in base costs.
    The provision for loan losses was $15.9 million in first quarter 2003 compared to $15.4 million in first quarter of last year primarily due to the continued impact on our customer base of an ongoing economic period of slow growth. (Further discussion of asset quality trends is included in the Asset Quality section below.) Going forward the level of provision for loan losses should fluctuate primarily with the strength or weakness of the Tennessee economy.
    Going forward, in the near-term, net interest margin should decline further as term assets continue to reprice to lower rates (see A-11 for first quarter margin). Over the long-term, FTNC's relatively neutral balance sheet position should allow the net interest margin to stabilize after the effect of this repricing has occurred. Fee income from trust services and investment management should increase if the equity market improves and should decrease if the equity market experiences further declines.

    FTN Financial

    Pre-tax income for FTN Financial increased 19 percent to $46.3 million for first quarter 2003, compared to $38.9 million for first quarter 2002.
    Total revenues were $151.0 million, an increase of 37 percent from $109.9 million in 2002. Fee income increased 40 percent to $141.9 million in 2003. This increased revenue reflects continued growth and penetration into FTN Financial's targeted institutional customer base through expanded products and services. Revenue growth has also been influenced by the increased liquidity that capital markets' depository customers have experienced, as well as continued growth in the capital markets' non-depository account base. FTN Financial's enhanced institutional product and service lines, which include investment banking, equity research and sales, correspondent services and portfolio advisory services, remained relatively flat compared to 2002.
    Noninterest expense increased 46 percent in 2003 to $105.0 million compared to $71.8 million in 2002. This growth was primarily due to an increase of 44 percent in personnel expense, the largest component of noninterest expense, resulting from commissions and incentives associated with the higher fee income this year.
    Going forward, revenues will fluctuate based on factors which include the expansion of the customer base, the volume of investment banking transactions and the introduction of new products, as well as the strength of loan growth in the U.S. economy and volatility in the interest rate environment and the equity markets.

    Transaction Processing

    Pre-tax income for Transaction Processing decreased 28 percent to $4.3 million in 2003, compared to $5.9 million in 2002. Total revenues were $29.8 million, an increase of 6 percent from $28.2 million in 2002. The volume of merchant transactions processed grew 27 percent over first quarter 2002. Both revenue and expense levels were influenced by recent acquisitions.

    Corporate

    The Corporate segment's results showed a pre-tax loss of $23.4 million for 2003, compared to a loss of $19.8 million in 2002. In first quarter 2003, $12.4 million of expense was recognized related to modifications in and funding of an old deferred compensation plan, primarily for retireees. This transaction will reduce future expense related to this plan. In first quarter 2002, $6.6 million of expense was related to a specific litigation matter.

    Asset Quality

    An analytical model based on historical loss experience adjusted for current events, trends and economic conditions is used by management to determine the amount of provision to be recognized and to assess the adequacy of the loan loss allowance. Total FTNC provision for loan losses increased to $27.4 million in 2003 compared to $25.9 million in 2002. This increase reflects the continued impact on our customer base of a ongoing economic period of slow growth. This negative impact was largely offset by improvement in asset quality of retail loans due to a change in risk profile, including the effects of whole-loan insurance being provided for a segment of the loan portfolio and the sale of the Money Center loans. Net charge-offs remained relatively flat at $27.3 million in 2003 compared to $27.9 million last year. Net charge-offs were impacted in first quarter 2003 by improvement in both the consumer and commercial loan portfolios. The effect of improvements in broad asset quality were largely offset by the substantial resolution of a credit loss related to a large real estate project and the impact of net charge-offs associated with the write-off of the discount from the transfer of certain higher risk residential real estate loans to held for sale. Nonperforming assets decreased to $78.4 million on March 31, 2003, from $89.8 million on March 31, 2002. The decline in nonperforming assets is primarily due to improvements made in the disposition of repurchased mortgage loans. The ratio of allowance for loan losses to loans decreased to 1.21 percent on March 31, 2003, compared to 1.44 percent on March 31, 2002, primarily reflecting improvement in the retail loan portfolio's risk profile, including the effects of the whole loan insurance, the sale of the Money Center loans and the transfer of certain loans to held for sale. (See the table on A-9 for an analysis of the allowance for loan losses and details on nonperforming assets and the table on A-10 for asset quality ratios).

    Average Balance Sheet

    Total FTNC average assets increased 17 percent to $23.3 billion in 2003. Total loans increased 12 percent to $11.5 billion. Mortgage loans held for sale increased 65 percent to $4.1 billion due to the increased origination volume. Interest-bearing core deposits decreased 1 percent in 2003 while total core deposits increased 10 percent and purchased funds increased 19 percent. Average shareholders' equity increased 16 percent in first quarter 2003.

    Other Information

    This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements, competition, ability to execute business plans, geo-political developments, items already mentioned in this press release, and other factors described in our recent filings with the Securities and Exchange Commission (SEC). FTNC disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.
    In compliance with the SEC's regulations concerning fair disclosure, FTNC provides additional disclosure and discussion related to First Tennessee's earnings and business segment performance through a toll-free prerecorded disclosure available by dialing 1-888-203-1112 and entering the access code 428989 (outside the United States dial 1-719-457-0820 and enter the access code 428989). This message will be available from 9:00 a.m. CDT Monday, April 14, 2003, through 10:00 a.m. CDT Monday, April 21, 2003. For three weeks from the press release date, FTNC will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, we will not provide any earnings guidance, directly or indirectly, express or implied.

    GENERAL INFORMATION

    The First Tennessee National Corporation (NYSE:FTN) family of companies provides financial services to individuals and business customers through First Tennessee Bank, which has earned one of the highest customer retention rates of any bank in the country; First Horizon Home Loans, which earned a top-five ranking in customer satisfaction from J.D. Power and Assoc.; FTN Financial, one of the nation's top underwriters of U.S. government agency securities; and First Horizon Merchant Services, one of the most successful processors of credit card payments for the travel industry. More than 10,000 FTN employees provide financial services through hundreds of offices located in more than 30 states. FTN companies have been recognized as some of the nation's best employers by Working Mother, Business Week and Fortune magazines. More information can be found at www.FirstTennessee.com.

    Description

    -- FTNC is a nationwide, diversified financial services institution.

    -- One of the 50 largest bank holding companies in the United States in asset size and market capitalization.

    --  Included in the Standard and Poor's 500 Index

    Banking and other financial services are provided through:

    --  First Tennessee Banking Group (includes Retail/Commercial
        Bank, Investments, Financial Planning, Trust Services, Credit Card, and Cash Management)

    --  Three national lines of business -

        -- First Horizon (includes First Horizon Home Loans and First Horizon Equity Lending)

        -- FTN Financial (includes Capital Markets, Equity Research, Investment Banking, Strategic Alliances, and Correspondent Services)

        -- Transaction Processing (includes First Horizon Merchant Services (credit card merchant processing) and Express Processing (nationwide payment processing operation))


                 FIRST TENNESSEE NATIONAL CORPORATION
                  PER SHARE DATA AND FINANCIAL RATIOS
                              (Unaudited)


 ---------------------------------------------------------------------
                             YEAR-TO-DATE
 ---------------------------------------------------------------------
                                                  Year-to-date
                                                    March 31   Growth
                                                 -------------  Rate
                                                   2003  2002    (%)
                                                 ---------------------
 EARNINGS DATA:
 ---------------
 Net income                                      $119.0 $87.1  36.7 +
 Diluted earnings per common share                  .91   .67  35.8 +
 Dividends declared                                 .30   .25
 Diluted shares outstanding (millions)            130.3 130.3

 SELECTED FINANCIAL RATIOS:
 --------------------------
 Return on average assets                          2.07  1.77
 Return on average shareholders' equity            27.7  23.6

 ---------------------------------------------------------------------

 ---------------------------------------------------------------------
                               QUARTERLY
 ---------------------------------------------------------------------
                                                               Growth
                                                   1Q03  1Q02   Rate
                                                                 (%)
                                                 ---------------------
 EARNINGS DATA:
 ---------------
 Net income (millions)                           $119.0 $87.1  36.7 +
 Diluted earnings per common share                  .91   .67  35.8 +
 Dividends declared                                 .30   .25
 Diluted shares outstanding (millions)            130.3 130.3

 SELECTED FINANCIAL RATIOS:
 ---------------------------
 Return on average assets                          2.07% 1.77%
 Return on average shareholders' equity            27.7  23.6

 ---------------------------------------------------------------------

 ---------------------------------------------------------------------
                         QUARTERLY INFORMATION
 ---------------------------------------------------------------------
                                     1Q03   4Q02   3Q02  2Q02  1Q02
                                   -----------------------------------
 EARNINGS DATA:
 ---------------
 Net income (millions)             $119.0 $103.4  $95.6 $90.4 $87.1
 Diluted earnings per common share    .91    .80    .73   .69   .67
 Dividends declared                   .30    .30    .25   .25   .25
 Diluted shares outstanding
 (millions)                         130.3  129.7  130.2 130.6 130.3

 SELECTED FINANCIAL RATIOS:
 ---------------------------
 Return on average assets            2.07%  1.80%  1.84% 1.87% 1.77%
 Return on average shareholders'
  equity                             27.7   24.8   23.8  23.7  23.6

 ---------------------------------------------------------------------

                                  A-1





                 FIRST TENNESSEE NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                             Yearly Growth
                              (Unaudited)

 ---------------------------------------------------------------------
                                              Year-to-date
                                                March 31
                                           ------------------
                                                               Growth
 (Thousands)                                   2003     2002  Rate (%)
 ---------------------------------------------------------------------
 Interest income                           $254,939 $257,980   1.2 --
 Less interest expense                       61,516   73,628  16.5 --
 ---------------------------------------------------------------------
   Net interest income                      193,423  184,352   4.9  +
 Provision for loan losses                   27,450   25,922   5.9  +
 ---------------------------------------------------------------------
   Net interest income after
    provision for loan losses               165,973  158,430   4.8  +
 Noninterest income:
   Mortgage banking                         271,848  121,257 124.2  +
   Capital markets                          139,242   99,436  40.0  +
   Deposit transactions and cash management  32,776   32,424   1.1  +
   Insurance premiums and commissions        14,463   13,520   7.0  +
   Merchant processing                       12,576   10,213  23.1  +
   Trust services and investment management  11,383   14,089  19.2 --
   Securities gains/(losses)                 (1,056)     (34)   NM
   Other                                     36,918   34,027   8.5  +
 ---------------------------------------------------------------------
      Total noninterest income              518,150  324,932  59.5  +
 ---------------------------------------------------------------------
      Adjusted gross income after provision
      for loan losses                       684,123  483,362  41.5  +
 Noninterest expense:
   Employee compensation, incentives
    and benefits                            318,982  217,599  46.6  +
   Occupancy                                 19,605   17,135  14.4  +
   Operations services                       17,758   14,516  22.3  +
   Equipment rentals, depreciation,
    and maintenance                          17,190   15,918   8.0  +
   Communications and courier                14,789   13,327  11.0  +
   Amortization of intangible assets          1,774    1,598  11.0  +
   Other                                    112,381   72,583  54.8  +
 ---------------------------------------------------------------------
    Total noninterest expense               502,479  352,676  42.5  +
 ---------------------------------------------------------------------
 Pretax income                              181,644  130,686  39.0  +
   Applicable income taxes                   62,615   43,605  43.6  +
 ---------------------------------------------------------------------
 Net income                                $119,029  $87,081  36.7  +
                                           ==================
 ---------------------------------------------------------------------

                                  A-2


                 FIRST TENNESSEE NATIONAL CORPORATION
                    OTHER INCOME AND OTHER EXPENSE
                             Yearly Growth
                              (Unaudited)

 ---------------------------------------------------------------------
                                               Year-to-date
                                                March 31
                                            -----------------
                                                               Growth
 (Thousands)                                    2003    2002  Rate (%)
 ---------------------------------------------------------------------
 All other income and commissions:
 Other service charges                        $5,124  $5,384   4.8 --
 Cardholder fees                               5,128   4,739   8.2  +
 Check clearing fees                           3,152   3,160    .3 --
 Other                                        23,514  20,744  13.4  +
 ---------------------------------------------------------------------
 Total                                       $36,918 $34,027   8.5  +
 ---------------------------------------------------------------------
 All other expense:
 Advertising and public relations            $12,686  $7,637  66.1  +
 Contract employment                          10,498   7,585  38.4  +
 Legal and professional fees                  10,148   7,316  38.7  +
 Travel and entertainment                      8,267   4,612  79.2  +
 Computer software                             6,416   5,509  16.5  +
 Supplies                                      5,367   4,117  30.4  +
 Foreclosed real estate                        4,954   4,068  21.8  +
 Fed services fees                             2,440   2,430    .4  +
 Distributions on guaranteed preferred
  securities                                   2,018   2,018     -
 Contributions                                 1,950     610 219.7  +
 Distributions on preferred stock of
  subsidiary                                   1,141   1,141     -
 Deposit insurance premium                       638     567  12.5  +
 Other                                        45,858  24,973  83.6  +
 ---------------------------------------------------------------------
 Total                                      $112,381 $72,583  54.8  +
 ---------------------------------------------------------------------

                                  A-3


                 FIRST TENNESSEE NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                               Quarterly
                              (Unaudited)

 ---------------------------------------------------------------------
 (Thousands)                1Q03     4Q02     3Q02     2Q02     1Q02
 ---------------------------------------------------------------------
 Interest income         $254,939 $271,836 $260,577 $248,700 $257,980
 Less interest expense     61,516   69,483   71,936   71,534   73,628
 ---------------------------------------------------------------------
   Net interest income    193,423  202,353  188,641  177,166  184,352
 Provision for loan losses 27,450   22,796   20,180   23,286   25,922
 ---------------------------------------------------------------------
   Net interest income after
     provision for loan
     losses               165,973  179,557  168,461  153,880  158,430
 Noninterest income:
   Mortgage banking       271,848  255,843  158,811  129,926  121,257
   Capital markets        139,242  125,651  124,097   98,175   99,436
   Deposit transactions
    and cash management    32,776   37,768   36,730   36,393   32,424
   Insurance premiums and
    commissions            14,463   13,768   10,765   12,393   13,520
   Merchant processing     12,576   12,565   12,998   12,627   10,213
   Trust services and
    investment
    management             11,383   10,188   10,768   13,324   14,089
   Divestitures                 -    2,300    2,250        -        -
   Securities
    gains/(losses)         (1,056)  (6,818)     (11)  (2,317)     (34)
   Other                   36,918   36,342   35,537   36,060   34,027
 ---------------------------------------------------------------------
 Total noninterest income 518,150  487,607  391,945  336,581  324,932
 ---------------------------------------------------------------------
   Adjusted gross income
    after provision
    for loan losses       684,123  667,164  560,406  490,461  483,362
 Noninterest expense:
   Employee compensation,
    incentives and
    benefits              318,982  300,344  258,061  222,558  217,599
   Occupancy               19,605   21,199   19,883   18,452   17,135
   Operations services     17,758   15,468   15,387   14,867   14,516
   Equipment rentals,
    depreciation,
    and maintenance        17,190   17,731   18,493   16,594   15,918
   Communications and
    courier                14,789   14,575   13,331   12,215   13,327
   Amortization of
    intangible assets       1,774    1,569    1,676    1,357    1,598
   Other                  112,381  143,797   94,547   68,554   72,583
 ---------------------------------------------------------------------
 Total noninterest
  expense                 502,479  514,683  421,378  354,597  352,676
 ---------------------------------------------------------------------
 Pretax income            181,644  152,481  139,028  135,864  130,686
   Applicable income taxes 62,615   49,147   43,457   45,399   43,605
 ---------------------------------------------------------------------
 Net income               119,029  103,334   95,571   90,465   87,081
                         =============================================
 ---------------------------------------------------------------------

                                  A-4

                 FIRST TENNESSEE NATIONAL CORPORATION
                    OTHER INCOME AND OTHER EXPENSE
                               Quarterly
                              (Unaudited)


 ---------------------------------------------------------------------
 (Thousands)                   1Q03     4Q02    3Q02    2Q02    1Q02
 ---------------------------------------------------------------------
 All other income and
  commissions:
 Other service charges        $5,124   $5,049  $4,764  $6,007  $5,384
 Cardholder fees               5,128    5,324   5,126   4,956   4,739
 Check clearing fees           3,152    3,390   3,350   3,280   3,160
 Other                        23,514   22,579  22,297  21,817  20,744
 ---------------------------------------------------------------------
 Total                       $36,918  $36,342 $35,537 $36,060 $34,027
 ---------------------------------------------------------------------
 All other expense:
 Advertising and public
  relations                  $12,686  $14,646  $6,767  $6,932  $7,637
 Contract employment          10,498   11,230   7,265   6,719   7,585
 Legal and professional fees  10,148   13,250   9,200   7,574   7,316
 Travel and entertainment      8,267    6,616   5,699   5,574   4,612
 Computer software             6,416    7,884   6,109   6,638   5,509
 Supplies                      5,367    5,482   4,346   4,001   4,117
 Foreclosed real estate        4,954    2,547   9,650   5,214   4,068
 Fed services fees             2,440    2,411   2,331   2,425   2,430
 Distributions on guaranteed
        preferred securities   2,018    2,017   2,018   2,017   2,018
 Contributions                 1,950   33,512  13,581     634     610
 Distributions on preferred
        stock of subsidiary    1,141    1,141   1,141   1,141   1,141
 Deposit insurance premium       638      580     614     632     567
 Other                        45,858   42,481  25,826  19,053  24,973
 ---------------------------------------------------------------------
 Total                      $112,381 $143,797 $94,547 $68,554 $72,583
 ---------------------------------------------------------------------

                                  A-5


                 FIRST TENNESSEE NATIONAL CORPORATION
                    AVERAGE STATEMENTS OF CONDITION
                             Yearly Growth
                              (Unaudited)

 ---------------------------------------------------------------------
                                            Year-to-date
                                              March 31
                                      ------------------------
                                                               Growth
 (Thousands)                               2003        2002   Rate (%)
 ---------------------------------------------------------------------
 Loans, net of unearned income:
  Commercial:
   Commercial, financial and industrial$4,045,038  $4,063,486   .5 --
   Real estate commercial               1,061,863     981,091  8.2  +
   Real estate construction               588,955     504,059 16.8  +
  Retail:
   Real estate residential              4,933,888   3,810,013 29.5  +
   Real estate construction               355,669     210,061 69.3  +
   Other retail                           275,030     444,553 38.1 --
   Credit card receivables                260,738     268,730  3.0 --
 ---------------------------------------------------------------------
   Total loans, net of unearned income 11,521,181  10,281,993 12.1  +
 Investment securities                  2,259,605   1,992,860 13.4  +
 REMIC securities                         255,992     420,586 39.1 --
 Loans held for sale                    4,143,729   2,512,884 64.9  +
 Other earning assets                   1,489,642   1,324,378 12.5  +
 ---------------------------------------------------------------------
    Total earning assets               19,670,149  16,532,701 19.0  +
 Cash and due from banks                  773,715     800,996  3.4 --
 Other assets                           2,871,604   2,603,443 10.3  +
 ---------------------------------------------------------------------
    Total assets                      $23,315,468 $19,937,140 16.9  +
                                      ========================

 Certificates of deposit under
  $100,000 and other time              $1,898,913  $1,890,275   .5  +
 Other interest-bearing deposits        3,895,435   3,971,543  1.9 --
 ---------------------------------------------------------------------
    Total interest-bearing core
     deposits                           5,794,348   5,861,818  1.2 --
 Certificates of deposit $100,000 and
  more                                  4,677,100   3,910,403 19.6  +
 Short-term borrowed funds              4,018,926   3,410,029 17.9  +
 Term borrowings                        1,007,793     565,936 78.1  +
 ---------------------------------------------------------------------
    Total interest-bearing liabilities 15,498,167  13,748,186 12.7  +
 Demand deposits                        1,817,076   1,638,535 10.9  +
 Other noninterest-bearing deposits     2,668,725   1,848,971 44.3  +
 Other liabilities                      1,445,926   1,061,467 36.2  +
 Qualifying capital securities (a)        100,000     100,000    -
 Preferred stock of subsidiary             44,404      44,199   .5  +
 Shareholders' equity                   1,741,170   1,495,782 16.4  +
 ---------------------------------------------------------------------
     Total liabilities and
      shareholders' equity            $23,315,468 $19,937,140 16.9  +
                                      ========================
 ---------------------------------------------------------------------
 (a) Guaranteed preferred beneficial interests in First Tennessee's junior subordinated debentures

                                  A-6


                 FIRST TENNESSEE NATIONAL CORPORATION
                    AVERAGE STATEMENTS OF CONDITION
                               Quarterly
                              (Unaudited)

 ---------------------------------------------------------------------
 (Millions)            1Q03      4Q02      3Q02      2Q02      1Q02
 ---------------------------------------------------------------------
 Loans, net of unearned income:
  Commercial:
   Commercial, financial and
    industrial       $4,045.0  $4,016.0  $3,941.9  $3,926.2  $4,063.5
   Real estate
    commercial        1,061.9   1,054.5   1,056.6   1,021.5     981.1
   Real estate
    construction        589.0     548.6     504.8     508.8     504.1
  Retail:
   Real estate
    residential       4,933.9   4,547.1   4,316.8   4,056.9   3,810.0
   Real estate
    construction        355.7     324.0     278.2     234.0     210.1
   Other retail         275.0     297.6     396.8     425.4     444.5
   Credit card
    receivables         260.7     264.1     261.8     264.7     268.7
 ---------------------------------------------------------------------
   Total loans, net of
    unearned income  11,521.2  11,051.9  10,756.9  10,437.5  10,282.0
 Investment
  securities          2,259.6   2,300.6   2,056.5   2,073.2   1,992.8
 REMIC securities       256.0     303.9     341.9     374.7     420.6
 Loans held for sale  4,143.7   4,527.0   3,010.5   2,024.4   2,512.9
 Other earning assets 1,489.7   1,201.8   1,176.7   1,388.6   1,324.4
 ---------------------------------------------------------------------
   Total earning
    assets           19,670.2  19,385.2  17,342.5  16,298.4  16,532.7
 Cash and due from
  banks                 773.7     806.1     743.9     750.5     801.0
 Other assets         2,871.6   2,619.6   2,514.7   2,387.5   2,603.4
 ---------------------------------------------------------------------
   Total assets     $23,315.5 $22,810.9 $20,601.1 $19,436.4 $19,937.1
                    ==================================================

 Certificates of deposit under
  $100,000 and other
   time              $1,898.9  $1,924.2  $1,971.2  $1,961.9  $1,890.3
 Other interest-bearing
  deposits            3,895.5   3,794.8   3,778.7   3,898.7   3,971.5
 ---------------------------------------------------------------------
   Total interest-bearing
    core deposits     5,794.4   5,719.0   5,749.9   5,860.6   5,861.8
 Certificates of deposit
  $100,000 and more   4,677.1   4,428.6   3,657.4   3,372.0   3,910.4
 Short-term borrowed
  funds               4,018.9   4,003.1   3,807.3   3,458.6   3,410.0
 Term borrowings      1,007.8     878.4     653.4     641.1     565.9
 ---------------------------------------------------------------------
   Total interest-bearing
    liabilities      15,498.2  15,029.1  13,868.0  13,332.3  13,748.1
 Demand deposits      1,817.1   1,861.9   1,668.7   1,638.4   1,638.5
 Other noninterest-bearing
  deposits            2,668.7   2,728.3   2,180.7   1,841.9   1,849.0
 Other liabilities    1,445.9   1,394.0   1,146.0     950.8   1,061.5
 Qualifying capital
  securities (a)        100.0     100.0     100.0     100.0     100.0
 Preferred stock of
  subsidiary             44.4      44.4      44.2      44.2      44.2
 Shareholders' equity 1,741.2   1,653.2   1,593.5   1,528.8   1,495.8
 ---------------------------------------------------------------------
   Total liabilities
    and shareholders'
    equity          $23,315.5 $22,810.9 $20,601.1 $19,436.4 $19,937.1
                    ==================================================

 Diluted shares
  outstanding           130.3     129.7     130.2     130.6     130.3
 ---------------------------------------------------------------------
 (a) Guaranteed preferred beneficial interests in First Tennessee's junior subordinated debentures

                                  A-7


                 FIRST TENNESSEE NATIONAL CORPORATION
                  PERIOD-END STATEMENTS OF CONDITION
                              (Unaudited)

 ---------------------------------------------------------------------
                                              March 31         Growth
 (Thousands)                              2003        2002    Rate (%)
 ---------------------------------------------------------------------
 Loans, net of unearned income:
  Commercial:
   Commercial, financial and
    industrial                        $4,191,259  $4,014,259   4.4  +
   Real estate commercial              1,081,480     989,431   9.3  +
   Real estate construction              592,556     516,246  14.8  +
  Retail:
   Real estate residential             5,143,403   3,919,805  31.2  +
   Real estate construction              376,201     213,814  75.9  +
   Consumer                              269,017     430,681  37.5 --
   Credit card receivables               255,855     259,791   1.5 --
 ---------------------------------------------------------------------
    Total loans, net of unearned
     income                           11,909,771  10,344,027  15.1  +
 Investment securities                 2,134,778   2,032,439   5.0  +
 REMIC securities                        232,262     390,457  40.5 --
 Loans held for sale                   4,747,446   2,146,747 121.1  +
 Other earning assets                  1,093,607   1,126,472   2.9 --
 ---------------------------------------------------------------------
    Total earning assets              20,117,864  16,040,142  25.4  +
 Cash and due from banks                 962,208     674,369  42.7  +
 Other assets                          3,731,059   2,898,871  28.7  +
 ---------------------------------------------------------------------
    Total assets                     $24,811,131 $19,613,382  26.5  +
                                     ========================

 Certificates of deposit under
  $100,000 and other time             $1,887,642  $1,922,475   1.8 --
 Other interest-bearing deposits       3,955,457   3,989,131    .8 --
 ---------------------------------------------------------------------
    Total interest-bearing core
     deposits                          5,843,099   5,911,606   1.2 --
 Certificates of deposit $100,000 and
  more                                 4,070,792   3,741,031   8.8  +
 Short-term borrowed funds             4,102,394   2,596,346  58.0  +
 Term borrowings                       1,030,017     600,582  71.5  +
 ---------------------------------------------------------------------
    Total interest-bearing
     liabilities                      15,046,302  12,849,565  17.1  +
 Demand deposits                       2,406,980   1,862,165  29.3  +
 Other noninterest-bearing deposits    2,683,720   1,626,918  65.0  +
 Other liabilities                     2,767,094   1,611,425  71.7  +
 Qualifying capital securities (a)       100,000     100,000     -
 Preferred stock of subsidiary            44,417      44,212    .5  +
 Shareholders' equity                  1,762,618   1,519,097  16.0  +
 ---------------------------------------------------------------------
    Total liabilities and
         shareholders' equity        $24,811,131 $19,613,382  26.5  +
                                     ========================

 ---------------------------------------------------------------------
 (a)  Guaranteed preferred beneficial interests in First
      Tennessee's junior subordinated debentures

                                  A-8

                 FIRST TENNESSEE NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

 ---------------------------------------------------------------------
 (Thousands)                1Q03    4Q02     3Q02     2Q02     1Q02
 ---------------------------------------------------------------------
 ALLOWANCE FOR LOAN LOSSES:
  Beginning Reserve      $144,298 $143,749 $147,417 $148,602 $150,614
  Provision (a)            27,450   22,796   20,180   23,286   25,922
  Charge-offs             (30,861) (26,528) (27,436) (27,842) (31,335)
  Loan recoveries           3,597    4,281    3,588    3,371    3,401
 ---------------------------------------------------------------------
    Ending Balance       $144,484 $144,298 $143,749 $147,417 $148,602
                         =============================================

 NONPERFORMING ASSETS:
 Lending Activities:
  Nonperforming loans     $52,690  $55,060  $53,691  $40,300  $45,290
  Foreclosed real estate    9,684    7,891    7,799    7,493    7,810
  Other assets                 57       33      112       99       97
 ---------------------------------------------------------------------
 Total Lending Activities  62,431   62,984   61,602   47,892   53,197
 ---------------------------------------------------------------------
 Mortgage Production
  Activities:
  Nonperforming loans -
   held for sale            7,139    5,733        -        -        -
  Nonperforming loans -
   loan portfolio           4,550    3,394   18,289   19,152   21,183
  Foreclosed real estate    4,245    3,560   11,983   14,006   15,438
 ---------------------------------------------------------------------
 Total Mortgage
  Production Activities    15,934   12,687   30,272   33,158   36,621
 ---------------------------------------------------------------------
  Total nonperforming
   assets                 $78,365  $75,671  $91,874  $81,050  $89,818
                         =============================================

 Loans and leases past
  due 90 days or more     $36,794  $37,301  $33,838  $34,710  $37,951
 ---------------------------------------------------------------------
 (a) Provision was reduced by $7.4 million in third quarter 2002 related to the change in First Tennessee's risk profile after the sale of a portfolio of loans orginated through First Horizon Money Centers.

                                  A-9

                 FIRST TENNESSEE NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

 ---------------------------------------------------------------------
 (Thousands)                         1Q03  4Q02   3Q02   2Q02   1Q02
 ---------------------------------------------------------------------
 FTNC CONSOLIDATED:
 Nonperforming loans ratio (a)        .48%   .52%   .66%   .56%   .64%
 Nonperforming assets ratio (b)       .60    .62    .84    .77    .87
 Allowance to total loans            1.21   1.27   1.32   1.40   1.44
 Allowance to nonperforming
  loans (c)                        252.42 246.86 199.71 247.96 223.55
 Allowance to nonperforming
  assets (d)                       202.85 206.32 156.46 181.88 165.45
 Net charge-off ratio (e)             .95    .81    .89    .94   1.09

 LENDING ACTIVITIES:
 Nonperforming loans ratio (a)        .44%   .49%   .49%   .38%   .44%
 Nonperforming assets ratio (b)       .52    .56    .56    .45    .51
 Allowance to total loans            1.22   1.27   1.31   1.37   1.42
 Allowance to nonperforming loans  274.22 260.51 265.66 358.00 323.45
 Allowance to nonperforming assets 231.43 227.73 231.55 301.25 275.37
 Net charge-off ratio (e)             .90    .85    .77    .94   1.07

 MORTGAGE PRODUCTION ACTIVITIES:
 Nonperforming assets ratio (f)       .03%   .02%   .06%   .07%   .08%
 ---------------------------------------------------------------------
 (a) Ratio is nonperforming loans in the loan portfolio to total loans
 (b) Ratio is nonperforming assets in the loan portfolio to total loans plus foreclosed real estate and other assets
 (c)  Ratio is allowance to nonperforming loans in the loan portfolio
 (d)  Ratio is allowance to nonperforming assets in the loan portfolio
 (e)  Ratio is net charge-offs to average total loans
 (f) Ratio is nonperforming assets to unpaid principal balance of servicing portfolio

                                 A-10

                 FIRST TENNESSEE NATIONAL CORPORATION
                 NET INTEREST MARGIN (NIM) HIGHLIGHTS
                              (Unaudited)

 ---------------------------------------------------------------------
                                  1Q03    4Q02    3Q02    2Q02    1Q02
 ---------------------------------------------------------------------
 Consolidated Yields and Rates:
  Investment securities          4.97%   5.46%   5.83%   6.01%   6.06%
  Loans, net of unearned         5.42    5.66    6.06    6.22    6.39
  Other earning assets           4.77    5.24    5.50    5.37    5.70
 ---------------------------------------------------------------------
  Yields on earning assets       5.18    5.51    5.89    6.01    6.18
 ---------------------------------------------------------------------
  Interest bearing core
   deposits                      1.52    1.72    1.90    1.98    2.02
  CD's over $100,000             1.54    1.90    2.09    2.18    2.19
  Fed funds purchased and
   repos                         1.09    1.28    1.55    1.52    1.48
  Commercial paper and other
   short-term borrowings         3.45    3.53    3.98    4.25    4.20
  Long-term debt                 3.01    3.54    4.41    4.37    4.67
 ---------------------------------------------------------------------
  Rates paid on interest-bearing
   liabilities                   1.60    1.83    2.06    2.15    2.16
 ---------------------------------------------------------------------
  Net interest spread            3.58    3.68    3.83    3.86    4.02
  Effect of interest-free
   sources                        .34     .41     .41     .39     .37
  Loan fees                       .06     .08     .10     .11     .12
  FRB interest and penalties     (.01)      -       -       -    (.01)
 ---------------------------------------------------------------------
   FTNC - NIM                    3.97%   4.17%   4.34%   4.36%   4.50%
 -------------------------------------================================

                                 A-11


                 FIRST TENNESSEE NATIONAL CORPORATION
                          CAPITAL HIGHLIGHTS
       (Dollars in millions except per share amounts, Unaudited)

 ---------------------------------------------------------------------
                       1Q03      4Q02      3Q02      2Q02      1Q02
 ---------------------------------------------------------------------
 Tier 1 Capital (a)  $1,631.6  $1,558.5  $1,496.7  $1,409.4  $1,382.1
 Tier 2 Capital (a)     457.4     456.4     469.7     473.0     473.1
                    --------------------------------------------------
        Total
         Capital (a) $2,089.0  $2,014.9  $1,966.4  $1,882.4  $1,855.2
                    ==================================================

 Risk-Adjusted
  Assets (a)        $17,926.0 $17,461.6 $17,084.5 $15,736.8 $15,532.1

 Tier 1 Ratio (a)        9.10%     8.93%     8.76%     8.96%     8.90%
 Tier 2 Ratio (a)        2.55      2.61      2.75      3.00      3.04
                    --------------------------------------------------
        Total Capital
         Ratio (a)      11.65%    11.54%    11.51%    11.96%    11.94%
                    ==================================================

 Leverage Ratio (a)      7.08%     6.91%     7.36%     7.35%     7.02%

 Shareholders' Equity/Assets
  Ratio (b)              7.47      7.25      7.74      7.87      7.50

 Book Value            $13.91    $13.35    $12.84    $12.36    $11.98

 ---------------------------------------------------------------------
 (a)  Current quarter is an estimate
 (b)  Calculated on average balances

                                 A-12

                 FIRST TENNESSEE NATIONAL CORPORATION
                      BUSINESS SEGMENT HIGHLIGHTS
             (Unaudited - Fully Taxable Equivalent Basis)

 ---------------------------------------------------------------------
 (Thousands)            1Q03     4Q02      3Q02      2Q02      1Q02
 ---------------------------------------------------------------------
 FTN BANKING GROUP
 Total Revenues      $177,614  $179,761  $185,693  $191,489  $191,695
 Loan Loss Provision   15,941    19,737    15,158    13,900    15,355
 Operating Expenses   126,078   132,408   115,877   114,181   111,479
                     -------------------------------------------------
  Pre-Tax Income      $35,595   $27,616   $54,658   $63,408   $64,861

 FIRST HORIZON
 Total Revenues      $351,879  $340,725  $228,174  $186,008  $182,233
 Loan Loss Provision   11,781     2,449     4,195     9,272    11,380
 Operating Expenses   220,898   204,690   165,469   132,424   129,622
                     -------------------------------------------------
  Pre-Tax Income     $119,200  $133,586   $58,510   $44,312   $41,231

 FTN FINANCIAL
 Total Revenues      $151,015  $137,480  $134,578  $108,151  $109,859
 Loan Loss Provision     (272)      610       827       114      (813)
 Operating Expenses   104,993    93,419    90,857    73,469    71,811
                     -------------------------------------------------
  Pre-Tax Income      $46,294   $43,451   $42,894   $34,568   $38,861

 TRANSACTION PROCESSING
 Total Revenues       $29,764   $30,454   $30,999   $30,780   $28,179
 Operating Expenses    25,520    35,318    25,280    25,110    22,276
                     -------------------------------------------------
  Pre-Tax Income       $4,244   ($4,864)   $5,719    $5,670    $5,903

 CORPORATE (a)
 Total Revenues        $1,634    $1,886    $1,527   $(2,305)  $(2,286)
 Operating Expenses    24,990    48,848    23,895     9,413    17,488
                     -------------------------------------------------
  Pre-Tax Income     $(23,356) $(46,962) $(22,368) $(11,718) $(19,774)

 TOTAL CONSOLIDATED
 Total Revenues      $711,906  $690,306  $580,971  $514,123  $509,680
 Loan Loss Provision   27,450    22,796    20,180    23,286    25,922
 Total Expenses       502,479   514,683   421,378   354,597   352,676
                     -------------------------------------------------
  Pre-Tax Income
   (FTE)             $181,977  $152,827  $139,413  $136,240  $131,082
 Fully Taxable
  Equivalent
  Adjustment              333       346       385       376       396
                     -------------------------------------------------
 Consolidated Pre-Tax
  Income             $181,644  $152,481  $139,028  $135,864  $130,686

 ---------------------------------------------------------------------
 (a) Corporate includes certain corporate expenses, interest expense on trust preferred and REIT preferred stock, select components of SFAS 133 hedge ineffectiveness and other items not allocated or not specifically assigned to business segments.

                                 A-13

                 FIRST TENNESSEE NATIONAL CORPORATION
                       SFAS No. 133 HIGHLIGHTS
                             (Unaudited)

FTNC uses derivative instruments primarily to hedge or protect the value of certain assets and liabilities recorded on its balance sheet from changes in interest rates. SFAS No. 133, which was adopted on January 1, 2001, establishes accounting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. It requires that changes in the instrument's fair value be recognized currently in earnings (or other comprehensive income). If certain criteria are met, changes in the fair value of the asset or liability being hedged are also recognized currently in earnings.

Fair value is determined on the last business day of a reporting period. This point in time measurement of derivative fair values and the related hedged item fair values may be well suited to the measurement of hedge effectiveness, as well as reported earnings, when hedge time horizons are short. The same measurement however may not consistently reflect the effectiveness of longer-term hedges and, in FTNC's view, can distort short-term measures of reported earnings. FTNC uses a combination of derivative financial instruments to hedge certain components of the interest rate risk associated with its portfolio of capitalized mortgage servicing rights, which currently have an average life of approximately three to four years. Over this long-term time horizon this combination of derivatives can be effective in significantly mitigating the effects of interest rate changes on the value of the servicing portfolio. However, these derivative financial instruments can and do demonstrate significant price volatility depending upon prevailing conditions in the financial markets. If a reporting period ends during a period of volatile financial market conditions, the effect of such point in time conditions on reported earnings does not reflect the underlying economics of the transactions or the true value of the hedges to FTNC over their estimated lives. The fact that the fair value of a particular derivative is unusually low or high on the last day of the reporting period is meaningful in evaluating performance during the period only if FTNC sells the derivative within the period of time before fair value changes and does not replace the hedge coverage with another derivative. FTNC believes the effect of such volatility on such short-term measures of earnings is not indicative of the expected long-term performance of this hedging practice.

For its internal evaluation of performance for an applicable period, FTNC reclassifies select components of SFAS 133 hedge ineffectiveness from the reported net income of the First Horizon segment to the Corporate segment. The internal evaluation of First Horizon's long-term performance will include the long-term trend, if any, in these select components of SFAS 133 hedge ineffectiveness.

                                 A-14


    Note: A spreadsheet is available at URL:
http://www.businesswire.com/photowire/pw.041403/bb3.xls

    CONTACT: First Tennessee National Corp., Memphis
             Financial Information: Jim Keen, 901/523-4212 or
             Media Information: Kim Cherry, 901/523-4726 or
             Investor Relations: Mark Yates, 901/523-4068